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New Analyses from Phase 3 Trial in CLL Identify Relapsed Patients who Maximally Benefit from Genasense® Treatment

BERKELEY HEIGHTS, NJ – November 8, 2006 - Genta Incorporated (NASDAQ: GNTA) announced the presentation of new analyses from the Company’s randomized Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  In patients who were prospectively stratified as being “non-refractory”, Genasense-treated patients were four times more likely to achieve complete remission compared with patients treated with chemotherapy alone.  Moreover, these non-refractory patients also achieved a statistically significant increase in overall survival.

These and other analyses comprised information submitted by Genta to the U.S. Food and Drug Administration last month.  Highlights of these data were presented today by Dr. Kanti R. Rai, Chief, Hematology and Oncology, North Shore/Long Island Jewish Medical Center, and Professor of Medicine, Albert Einstein College of Medicine, at the 24th Annual Symposium of the Chemotherapy Foundation in New York.

In the Phase 3 trial, 241 patients with relapsed or refractory CLL were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) chemotherapy with or without Genasense. This trial - the first randomized study ever conducted in this patient population - achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR).  In addition, the duration of CR/nPR was significantly longer for patients treated with Genasense (median = not reached but exceeding 36+ mos. in the Genasense group vs. 22 mos. for patients treated with chemotherapy alone).

Prior to randomization on this trial, patients were prospectively stratified according to three criteria that reflected their responsiveness to prior chemotherapy.  The CR/nPR response to Flu/Cy alone was both equally poor (6-7%) and numerically inferior in all stratification groups.  Nonetheless, clear trends were evident across all strata, which suggested the best response to Genasense was achieved in patients who had received less extensive therapy.

Patients who were protocol-defined as “non-refractory” to fludarabine comprised more than 40% of the total population.  In non-refractory patients, the Genasense group compared with the chemotherapy-only group achieved:

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A four-fold increase in CR/nPR (25% [13/51] vs. 6% [3/50]; P = 0.016)

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Increased time-to-progression (median = 12 mos. vs. 10 mos.; P = N.S.)

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Increased overall survival (median not reached but exceeding 39+ mos. vs. 33 mos.; P = 0.05)

Similar trends were observed in the two other strata (i.e., patients who received 1-2 prior regimens, and patients whose response to last therapy was longer than 6 months).

“The Genasense Phase 3 trial met its intent-to-treat primary endpoint across the entire population of relapsed/refractory patients. However, these data clearly define a prospectively specified population that derived maximal benefit from adding Genasense to conventional chemotherapy,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer “We are pleased that FDA is taking the additional time to thoughtfully examine these and other new analyses.  Together with the community of CLL physician specialists and patients, we look forward to continuing our dialog with the Agency on the pending New Drug Application in CLL.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the company’s products or product candidates;

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the company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the company’s ability to develop, manufacture, license and sell its products or product candidates;

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the company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the company’s capital resources and cash flow projections, and the company’s ability to obtain sufficient financing to maintain the company’s planned operations;

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the adequacy of the company’s patents and proprietary rights;

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the impact of litigation that has been brought against the company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the company’s Business, as contained in the company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

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